EXHIBIT 3.1

CERTIFICATE OF ELIMINATION OF THE JUNIOR
PARTICIPATING PREFERRED STOCK, SERIES A OF
OFFICE DEPOT, INC.

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

                    Office Depot, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

                    1.          That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of five hundred thousand (500,000) shares of Junior Participating Preferred Stock, Series A, par value $0.01 per share (the “Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on September 9, 1996, filed a Certificate of Designation with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware.

                    2.          That no shares of said Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

                    3.          That the Board of Directors of the Company has adopted the following resolutions:

RESOLVED, that all matters set forth in the Certificate of Designations filed by the Company with the office of the Secretary of State of the State of Delaware on September 9, 1996 (the “Old Certificate”), designating a series of 500,000 shares of Junior Participating Preferred Stock, Series A, par value $0.01 per share, of the Company (the “Old Stock”), are hereby eliminated from the Company’s Restated Certificate of Incorporation;

RESOLVED, that the officers of the Company be, and hereby are, authorized and directed to file a certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Old Certificate with respect to the Old Stock shall be eliminated from the Company’s Restated Certificate of Incorporation;

                    4.          That, accordingly, all matters set forth in the Certificate of Designation with respect to the Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

                    IN WITNESS WHEREOF, Office Depot, Inc. has caused this Certificate to be executed by its duly authorized officer this 23 day of June, 2009.

OFFICE DEPOT, INC.

By:_/s/ Michael Newman
     Name: Michael Newman
     Office: Executive Vice President & Chief
     Financial Officer